REVISED RIGHTS AGREEMENT

dated as of

April 24, 2015

between

FX ENERGY, INC.

and

FIDELITY TRANSFER COMPANY,
as Rights Agent

i

7.09	Notices	32
7.10	Costs of Enforcement	33
7.11	Successors	33
7.12	Benefits of this Agreement	33
7.13	Descriptive Headings	33
7.14	Governing Law	33
7.15	Approvals	33
7.16	Counterparts	33
7.17	Severability	34
7.18	Effective Date	34
7.19	Determinations and Actions by the Board of Directors	34
7.20	Stockholder Approval	34

ii

REVISED RIGHTS AGREEMENT

THIS REVISED RIGHTS AGREEMENT (this “Revised Agreement”), dated as of the 24th day of April, 2015, is entered into by and between FX ENERGY, INC., a Nevada corporation with its principal place of business in Salt Lake City, Utah (the “Company”), and FIDELITY TRANSFER COMPANY, a Utah corporation authorized to conduct business in the state of Utah (the “Rights Agent”), and amends the Rights Agreement dated April 4, 2007.

WHEREAS, in order to preserve stockholder value, the Board of Directors determined that it was advisable for the Company to adopt a stockholder rights plan to protect the Company and its stockholders from abusive acquisition tactics as set forth in this Revised Agreement;

WHEREAS, the Board of Directors, with the approval of the stockholders in the manner required by law, adopted a Rights Agreement on April 4, 1997, which was continued by a new Rights Agreement continuing the same terms on April 4, 2007, as amended on March 7, 2011 (such latter iteration of the Rights Agreement and this Revised Agreement, together this “Agreement”). Pursuant to the Rights Agreement, the Board of Directors authorized and declared a dividend distribution of one right (“Right”) for each Common Share of the Company (as hereinafter defined) outstanding at midnight (Mountain time), on April 4, 2007 (the “Record Date”), and has authorized, pursuant to the successive iterations of the Rights Agreement, the issuance of one Right for each Common Share of the Company issued after the Record Date and until the earliest to occur of the Separation Date, the Expiration Date, or the Redemption Date (as such terms are hereinafter defined);

WHEREAS, each Right entitles the holder thereof, after the Separation Date, to purchase securities of the Company (or in certain cases, of certain other entities) pursuant to the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors desires to enter into this Revised Agreement in order to amend and revise certain substantive provisions of such Rights;

WHEREAS, the Board of Directors, by adopting this Revised Agreement, intends that the Rights Agreement dated April 4, 2007, be revised and merged with and into this Revised Agreement, which alone shall govern the terms and conditions of the Rights from and after the date of this Revised Agreement;

WHEREAS, the Board of Directors desires to submit this Revised Agreement and the Agreement to the stockholders for approval, in the manner required by law and the Company’s articles of incorporation and bylaws, as amended to date; and

WHEREAS, the Company desires to appoint the Rights Agent to act on the Company’s behalf, and the Rights Agent is willing to so act, in connection with the issuance, transfer, exchange, and replacement of Rights Certificates (as hereinafter defined), the exercise of Rights, and other matters referred to herein.

NOW, THEREFORE, upon the foregoing premises, which are incorporated herein by this reference, and in consideration of the respective agreements set forth herein, the parties hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.01         Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

(a)           “Acquiring Person” means any Person that, together with all of its Affiliates and Associates, is the Beneficial Owner of 20% or more of the outstanding Voting Shares of the Company; provided, however, that the term Acquiring Person shall not include:

(i)            the Company or any Company Subsidiary;

(ii)           any Person that becomes the Beneficial Owner of 20% or more of the outstanding Voting Shares of the Company as a result of one or any combination of:

                (1)            an acquisition or redemption by the Company or a Company Subsidiary of Voting Shares of the Company that, by reducing the number of Voting Shares of the Company outstanding, increases the percentage of outstanding Voting Shares of the Company Beneficially Owned by such Person to 20% or more;

(2)            share acquisitions made pursuant to a Permitted Bid or a Competing Permitted Bid (“Permitted Bid Acquisitions”);

                (3)            share acquisitions for which the Board of Directors has waived the application of section 4.01 pursuant to the provisions of subsections 6.06(a), 6.06(b), and 6.06(c) or that were made on or prior to the date of this Agreement (“Exempt Acquisitions”); or

        (4)            share acquisitions pursuant to Pro-Rata Acquisitions;

provided, however, that if a Person shall become the Beneficial Owner of 20% or more of the Voting Shares of the Company then-outstanding by reason of share acquisitions or redemptions by the Company or a Company Subsidiary, Permitted Bid Acquisitions, Exempt Acquisitions, Pro-Rata Acquisitions, or Convertible Security Acquisitions and, after such share acquisitions or redemptions by the Company or a Company Subsidiary, Permitted Bid Acquisitions, Exempt Acquisitions, Pro-Rata Acquisitions, or Convertible Security Acquisitions, that Person, while such Person is the Beneficial Owner of 20% of more of the Voting Shares of the Company then-outstanding, becomes the Beneficial Owner of an additional 1% of outstanding Voting Shares of the Company other than pursuant to such share acquisitions or redemptions or pursuant to Permitted Bid Acquisitions or through Exempt Acquisitions or as a result of a Pro-Rata Acquisition, then as of the date that Person becomes the Beneficial Owner of such additional outstanding Voting Shares of the Company, that Person shall be an Acquiring Person;

(iii)          for the period of 10 days after the Disqualification Date (as hereinafter defined), any Person that becomes the Beneficial Owner of 20% or more of the outstanding Voting Shares of the Company as a result of the Person becoming disqualified from relying on subsection 1.01(d) hereof when such disqualification results solely because the Person has made or proposes to make a Takeover Bid for securities of the Company alone or by acting jointly or in concert with any other Person (the “Disqualification Date” shall be the first date of public announcement, which shall include a report filed pursuant to the Securities Act, by such Person or the Company of the intent of such Person to commence such a Takeover Bid); and

(iv)          an underwriter or member of a banking or selling group that acquires Common Shares from the Company in connection with the distribution of securities.

(b)           “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement.

(c)           “Associate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement.

(d)           A Person shall be deemed the “Beneficial Owner” of, to have “Beneficial Ownership” of, and to “Beneficially Own” any securities:

(i)            as to which the Person or any of its Affiliates or Associates is the owner at law or in equity;

(ii)           as to which the Person or any its Affiliates or Associates has, directly or indirectly, the right to acquire (whether such right is exercisable immediately or upon the occurrence of a contingency, including the passage of time) pursuant to any agreement, arrangement, or understanding (other than customary agreements with and between underwriters and banking group or selling group members respecting a distribution of securities and other than pledges of securities in the ordinary course of business) or upon the exercise of any conversion right, exchange right, share purchase right (other than a Right), warrant, or option;

(iii)          that are Beneficially Owned, directly or indirectly, within the meaning of the foregoing provisions of this subsection 1.01(d) by any other Person with whom such Person is acting jointly or in concert; and

provided, however, that a Person shall not be deemed the Beneficial Owner of, or to have Beneficial Ownership of, or to Beneficially Own any security:

(x)            because: (1) the holder of the security has agreed to deposit or tender the security to a Takeover Bid made by such Person or any of its Affiliates or Associates or to any other Person referred to in clause (iii) of this definition pursuant to a Permitted Lock-Up Agreement; or (2) the security has been deposited or tendered pursuant to any Takeover Bid made by such Person or any of its Affiliates or Associates or any other Person referred to in clause (iii) of this definition until the deposited security has been taken up or paid for, whichever shall occur first;

(xi)           because the Person holds the security; provided that:

                (1)            the ordinary business of the Person (the “Investment Manager”) is the management of investment funds for others and the security is held by the Investment Manager in the ordinary course of business in the performance of the Investment Manager’s duties for the managed account of any other Person; or

                (2)            the Person (the “Trust Company”) is licensed to carry on the business of a trust company under applicable laws and, as such, acts as trustee, administrator, or in a similar capacity in relation to the estates of deceased or incompetent Persons or in relation to other accounts and holds the security in the ordinary course of its duties for the estate of any such deceased or incompetent Person (each, an “Estate Account”) or other accounts (each, an “Other Account”); or

                (3)            the Person is established by statute for purposes that include, and the ordinary business or activity of the Person (the “Statutory Body”) includes, the management of investment funds for employee benefit plans, pension plans, insurance plans, or various public bodies; or

                (4)            the Person (the “Administrator”) is the administrator or trustee of one or more pension funds or plans or is a plan registered under the laws of the United States of America or any state thereof; and

provided, in any of the cases mentioned in clauses (1) through (4) above, that the Investment Manager, the Trust Company, the Statutory Body, the Administrator, or the plan, as the case may be, is not then making a Takeover Bid or has not then announced a current intention to make a Takeover Bid: (A) by means of a distribution by the Company or ordinary market transactions (including prearranged trades) executed through the facilities of a stock exchange or organized over-the-counter market, alone or by acting jointly or in concert with any other Person; (B) pursuant to a distribution by the Company; or (C) by means of a Permitted Bid;

(xii)          because the Person is a client of the same Investment Manager as another Person on whose account the Investment Manager holds the security; because the Person is an Estate Account or an Other Account of the same Trust Company as another Person on whose account the Trust Company holds the security; or because the Person is a plan with the same Administrator as another plan on whose account the Administrator holds the securities;

(xiii)         because the Person is a client of an Investment Manager and the security is owned at law or in equity by the Investment Manager; because the Person is an Estate Account or an Other Account of a Trust Company and the security is owned at law or in equity by the Trust Company; or because the Person is a plan and the security is owned at law or in equity by the Administrator; or

(xiv)        because the Person is the registered holder of securities as a result of carrying on the business or acting as a nominee of a securities depository.

For purposes of this Agreement in determining the percentage of the outstanding Voting Shares for which a Person is or is deemed to be the Beneficial Owner, any unissued Voting Shares as to which the Person is deemed the Beneficial Owner pursuant to this subsection 1.01(d) shall be deemed outstanding.

(e)            “Board of Directors” shall mean the Company’s Board of Directors.

(f)            “Business Day” shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the state of Utah are authorized or obligated by law or executive order to close.

(g)           “Close of Business” on any given date shall mean the time on such date (or, if such date is not a Business Day, the time on the next succeeding Business Day) at which the office of the transfer agent for the Company’s Common Shares in Salt Lake City, Utah (or, after the Separation Date, the office of the Rights Agent, if different from such transfer agent) is closed to the public.

(h)           “Common Shares,” when used with reference to the Company, shall mean the shares of common stock, par value $0.001 per share (as such par value may be changed from time to time), of the Company. When used with reference to any Person other than the Company, Common Shares shall mean the shares of capital stock (or equity interest) with the significant voting or decision-making power, or the equity securities or other equity interest having power to control or direct the management, of such Person (or if such Person is a Subsidiary of another Person, the Person that ultimately controls such first-mentioned Person).

(i)            “Competing Permitted Bid” means a Takeover Bid that:

(i)             is made after a Permitted Bid has been made and prior to the expiration of the Permitted Bid;

(ii)           satisfies all components of the definition of a Permitted Bid other than the requirement in clause (ii) thereof; and

(iii)          contains, and the take-up and payment for securities tendered or deposited is subject to, irrevocable and unqualified provisions that no Voting Shares of the Company shall be taken up or paid for pursuant to the Takeover Bid prior to the Close of Business on a date that is no earlier than the later of: (1) 35 days after the date of the Takeover Bid; and (2) the sixtieth day after the earliest date on which any other Permitted Bid that is then in existence was made.

(j)            “Convertible Security Acquisition” means the acquisition of Voting Shares of the Company upon the exercise of a convertible security (a security convertible into or exchangeable for a security) received by a Person pursuant to a Permitted Bid Acquisition, an Exempt Acquisition, or a Pro-Rata Acquisition.

(k)           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(l)            “Exercise Price” shall mean, as of any date, the price at which a holder may purchase the securities issuable upon exercise of one whole Right. Until adjustment thereof in accordance with the terms hereof, the Exercise Price shall equal fifty dollars ($50.00), payable in lawful money of the United States of America.

(m)          “Expiration Date” shall mean the Close of Business on the third-year anniversary of the date hereof.

(n)           “Flip-In Event” shall mean a transaction in which any Person shall become an Acquiring Person; provided, however, that the term Flip-In Event shall not include any transaction or event that constitutes a Flip-Over Transaction or Event.

(o)           “Flip-Over Entity” shall mean:

(i)             in the case of any transaction described in clause (i) of the first sentence of subsection 1.01(p) hereof: (1) the Person that is the issuer of the securities into which Common Shares of the Company are converted in such merger or consolidation, or if there is more than one such issuer, that issuer whose Common Shares have the greatest Market Price; or (2) if no securities are so issued: (A) the Person that is the other party to the merger or consolidation and that survives such merger or consolidation, or if there is more than one such Person, that Person whose Common Shares have the greatest Market Price; or (B) if the Person that is the other party to the merger or consolidation does not survive the merger or consolidation, the Person that does survive the merger or consolidation (including the Company if it survives); and

(ii)           in the case of any transaction described in clause (ii) of the first sentence of subsection 1.01(p) hereof, the Person that is the party receiving the greatest portion of the assets or earning power transferred pursuant to such transaction or transactions, or if each party to such transaction or transactions receives the same portion of the assets or earning power so transferred or if the party receiving the greatest portion of the assets or earning power cannot be determined, the Person whose Common Shares have the greatest Market Price of the shares outstanding; provided, however, that in any such case, if the Common Shares of such Person are not at such time, and have not been continuously over the preceding 12-month period, registered under Section 12 of the Exchange Act and such Person is a direct or indirect Subsidiary of another Person, the Common Shares of which are and have been so registered, the term “Flip-Over Entity” shall refer to such other Person, or if such Person is a Subsidiary directly or indirectly of more than one Person, the Common Shares of all of which are and have been so registered, the Person whose Common Shares have the greatest Market Price of the shares outstanding.

(p)           “Flip-Over Transaction or Event” shall mean: (i) a transaction in which, directly or indirectly, the Company shall consolidate with, merge with or into, or enter into an arrangement with any other Person (other than a wholly owned Company Subsidiary), and in connection therewith, all or part of the Company’s outstanding Common Shares shall be changed in any way, reclassified, or converted into or exchanged for shares, other securities, cash, or any other property; or (ii) a transaction or series of transactions in which, directly or indirectly, the Company (or one or more of its Subsidiaries) shall sell or otherwise transfer assets: (1) aggregating more than 50% of the assets (measured by either book value or Market Price, whichever results in the greater percentage); or (2) that generated during the Company’s last completed fiscal year or are expected to generate in the Company’s then-current fiscal year more than 50% of the operating income or cash flow of the Company and its Subsidiaries taken as a whole, to any other Person (other than the Company or any wholly owned Company Subsidiary) or two or more Persons that are affiliated or otherwise acting jointly or in concert.

(q)           “Independent Stockholders” means holders of Voting Shares of the Company other than Voting Shares of the Company Beneficially Owned by:

(i)            any Acquiring Person;

(ii)           any offeror, other than a Person described in subsection 1.01(d)(xi);

(iii)          any Associate or Affiliate of any such Acquiring Person or offeror;

(iv)          any Person acting jointly or in concert with such Acquiring Person or offeror; and

(v)           any employee benefit plan, deferred profit sharing plan, and any similar plan or trust for the benefit of employees of the Company unless the beneficiaries of the plan or trust direct the manner in which the Voting Shares of the Company are to be voted or withheld from voting or direct whether the Voting Shares of the Company are to be tendered to a Takeover Bid.

(r)            “Market Price” of any securities (including the Rights) on any date of determination shall mean the average of the daily closing prices per share (or Right) of such securities (determined as described below) on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding the date of determination; provided, however, that if an event of a type analogous to any of the events described in section 3.02 hereof shall have caused the closing prices used to determine the Market Price on any Trading Day not to be fully comparable with the closing price on the date of determination, each closing price so used shall be appropriately adjusted in a manner analogous to the applicable adjustment provided for in section 3.02 hereof in order to make it fully comparable with the closing price on the date of determination. The closing price per share of any securities on any date shall be: (i) the last sale price, regular way, or when no sale takes place on that date, the average of the closing bid and asked prices, regular way, for each share of the securities as reported in the principal consolidated transaction reporting system respecting securities listed or admitted to trading on any national securities exchange; (ii) if the securities are not listed or admitted to trading on any national securities exchange, the closing round lot sale price; (iii) if for any reason none of such prices is available on that day or the securities are not listed or admitted to trading on any national securities exchange, the average of the high bid and low asked prices for each share of the securities in the over-the-counter market, as reported by the NASDAQ Stock Market (“NASDAQ”), or other system then in use; or (iv) if on any such date the securities are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional, bona fide market maker regularly making a market in the securities selected in good faith by the Board of Directors; provided, however, that if on any determination date the securities are not traded in the over the-counter market, the closing price per share of the securities on that date shall mean the fair value per share of securities on that date as determined in good faith by the Board of Directors, after consultation with a nationally recognized investment banking firm respecting the fair value per share of such securities.

(s)            “Permitted Bid” means a Takeover Bid that complies with the following provisions:

(i)            the Takeover Bid is made by way of a Takeover Bid circular delivered to all holders of Voting Shares of the Company registered on the Company’s books;

(ii)           the Takeover Bid shall contain, and the take up and payment for securities tendered or deposited thereunder shall be subject to, an irrevocable and unqualified condition that no Common Shares shall be taken up or paid for pursuant to the Takeover Bid prior to the Close of Business on a date that is not less than 60 days following the date of the Takeover Bid;

(iii)          the Takeover Bid shall contain irrevocable and unqualified provisions that all Common Shares may be deposited pursuant to the Takeover Bid at any time prior to the Close of Business on the date referred to in clause (ii) hereof and that all Common Shares deposited pursuant to the Takeover Bid may be withdrawn at any time prior to the Close of Business on that date;

(iv)          the Takeover Bid shall contain an irrevocable and unqualified condition that not less than 50% of the then-outstanding Voting Shares of the Company owned by Independent Stockholders must be deposited to the Takeover Bid and not withdrawn at the Close of Business on the date referred to in clause (ii) hereof; and

(v)           the Takeover Bid shall contain an irrevocable and unqualified provision that, should the condition referred to in clause (iv) hereof be met, the offeror will make a public announcement of that fact, and the Takeover Bid will be extended on the same terms for a period of not less than 10 Business Days from the Disqualification Date.

The term “Permitted Bid” shall include a Competing Permitted Bid.

(t)            “Permitted Bid Acquisition” means a share acquisition made pursuant to a Permitted Bid or Competing Permitted Bid.

(u)           “Permitted Lock-Up Agreement” means an agreement between an offeror, any of its Affiliates or Associates, or any other Person acting jointly or in concert with the offeror and a Person (the “Locked-Up Person”) that is not an Affiliate or Associate of the offeror or a Person acting jointly or in concert with the offeror, whereby the Locked-Up Person agrees to deposit or tender Voting Shares of the Company held by the Locked-Up Person to the offeror’s Takeover Bid or to any Takeover Bid made by any of the offeror’s Affiliates or Associates or any other Person acting jointly or in concert with the offeror (the “Lock-Up Bid”), provided that:

(i)            the Permitted Lock-Up Agreement:

(1)            permits the Locked-Up Person to withdraw the Voting Shares of the Company from the agreement in order to tender or deposit the Voting Shares of the Company to another Takeover Bid or to support another transaction that contains an offering price for each Voting Share that is higher than the offering price contained in or proposed to be contained in the Lockup Bid;

(2)            (A) permits the Locked-Up Person to withdraw the Voting Shares of the Company from the agreement in order to tender or deposit the Voting Shares of the Company to another Takeover Bid or to support another transaction that contains an offering price for each Voting Share that exceeds by as much as or more than a specified amount (the “Specified Amount”) the offering price for each Voting Share contained in or proposed to be contained in the Lockup Bid; and (B) does not by its terms provide for a Specified Amount that is greater than 5% of the offering price contained in or proposed to be contained in the Lock-Up Bid; and

(ii)           no “break-up” fees, “top-up” fees, penalties, or other amounts that exceed in the aggregate one half of the cash equivalent of any amount in excess of the amount offered under the Lock-Up Bid and that the Locked-Up Person receives pursuant to another Takeover Bid or transaction shall be payable pursuant to the agreement in the event that the Locked-Up Person fails to tender Voting Shares of the Company pursuant thereto in order to accept the Takeover Bid or support another transaction.

(v)           “Person” shall mean any individual, firm, partnership, association, group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of this Agreement), corporation, trust, business trust, or other entity and shall include any successor (by merger or otherwise) of such entity.

(w)          “Pro-Rata Acquisition” shall mean an acquisition of Voting Shares of the Company: (i) as a result of a stock dividend, a stock split, or other event pursuant to which a Person receives or acquires Voting Shares of the Company or Convertible Securities on the same pro-rata basis as all other holders of Voting Shares of the same class or series of the Company; (ii) pursuant to a regular dividend reinvestment or other plan of the Company made available by the Company to the holders of Voting Shares of the Company to subscribe for or purchase Voting Shares of the Company or Convertible Securities, provided that such rights are acquired directly from the Company and not from any other Person; (iii) pursuant to a distribution by the Company of Voting Shares, or securities convertible into or exchangeable for Voting Shares or Convertible Securities, pursuant to a prospectus or a securities exchange Takeover Bid circular, or an amalgamation, merger, or other statutory procedure requiring stockholders’ approval; or (iv) pursuant to a distribution by the Company of Voting Shares or Convertible Securities by way of a private placement by the Company or upon the exercise by an individual employee of stock options granted under a stock option plan of the Company or rights to purchase securities granted under a share purchase plan of the Company, provided that: (1) all necessary stock exchange approvals for the private placement, stock option plan, or share purchase plan have been obtained and the private placement, stock option plan, or share purchase plan complies with the terms and conditions of the approvals; and (2) such Person does not become the Beneficial Owner of more than 20% of the Voting Shares of the Company outstanding immediately prior to the distribution, and in making this determination, the Voting Shares of the Company to be issued to such Person in the distribution shall be deemed to be held by the Person but shall not be included in the aggregate number of outstanding Voting Shares of the Company immediately prior to the distribution.

(x)            “Record Date” shall mean the date set forth in the premises to this Agreement.

(y)           “Redemption Date” means the date of the action or deemed action, of the Board of Directors ordering the redemption of the Rights pursuant to Article VI or section 7.02 hereof.

(z)            “Redemption Price” means a price of $0.0001 per Right, subject to adjustment as set forth in Article V hereof.

(aa)          “Right” means the right to purchase one two-hundredth (1/200) of a Series A Preferred Share at the Exercise Price, subject to adjustment, or the right to purchase, exchange, or receive other securities or assets of the Company or another issuer as set forth herein.

(bb)         “Right Certificate” means a certificate evidencing a Right or Rights, substantially in the form of Exhibit A hereto.

(cc)         “Securities Act” shall mean the Securities Act of 1933, as amended.

(dd)         “Separation Date” shall mean, subject to Article V, the Close of Business on the tenth Trading Day after the earlier of:

(i)            the Stock Acquisition Date; and

(ii)           the date of the commencement of a Takeover Bid, Disqualification Date, or such later time as may be determined by the Board of Directors;

provided that, if the foregoing results in the Separation Date being prior to the Record Date, the Separation Date shall be the Record Date; and provided further that, if any Takeover Bid referred to in clause (ii) of this subsection expires or is cancelled, terminated, or otherwise withdrawn prior to the Separation Date, the Takeover Bid shall be deemed, for the purposes of this subsection, never to have been made.

(ee)         “Series A Preferred Shares” shall mean the currently authorized but unissued shares of the Company’s Series A Participating Preferred Stock, par value $0.001 per share, having the rights, privileges, and preferences set forth in the Amendment to the Articles of Incorporation Revising and Restating Designation of Rights, Privileges, and Preferences of Series A Preferred Stock filed with the Nevada Secretary of State filed April 24, 2007.

(ff)           “Stock Acquisition Date” shall mean the first date of public announcement or filing by the Company or an Acquiring Person that an Acquiring Person has become such, whether or not the term “Acquiring Person” is used in such announcement.

(gg)         “Subsidiary” of any specified Person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or a majority of the equity interest is Beneficially Owned, directly or indirectly, by such Person.

(hh)         “Takeover Bid” means an offer to acquire voting Shares or other securities of the Company if, assuming that the Voting Shares or other securities of the Company subject to the offer to acquire are acquired at the date of such offer to acquire by the Person making the offer to acquire, the Voting Shares of the Company Beneficially Owned by the Person making the offer to acquire would constitute in the aggregate 20% or more of the Voting Shares of the Company then outstanding.

(ii)           “Trading Day” shall mean a day on which the principal securities exchange on which the specified securities are listed or admitted to trading is open for the transaction of business, or if the securities are not listed or admitted to trading on any securities exchange, a Business Day.

(jj)           “Voting Shares” when used with reference to the Company, means a Common Share and any share in the capital of the Company to which is attached a right to vote generally for the election of all directors, and when used with reference to any Person other than the Company, shall mean any share of capital stock or voting interests of such Person entitled to vote generally for the election of all directors.

1.02         Calculation of Number and Percentage of Beneficial Ownership of Outstanding Voting Shares of the Company.

(a)           For the purposes of this Agreement, in determining the percentage of the outstanding Voting Shares of the Company for which a Person is or is deemed to be the Beneficial Owner, all Voting Shares of the Company for which such Person is deemed the Beneficial Owner shall be deemed to be outstanding.

(b)           The percentage of outstanding Voting Shares of the Company Beneficially Owned by any Person shall, for the purposes of this Agreement, be and be deemed to be the product determined by the formula:

100	X	A
B

where:

A	=	the number of votes for the election of all directors generally attaching to the outstanding Voting Shares of the Company Beneficially Owned by such Person; and

B	=	the number of votes for the election of all directors generally attaching to all outstanding Voting Shares of the Company.

(c)           The percentage of outstanding Voting Shares of the Company represented by any particular group of shares acquired or held by any Person shall be determined in like manner mutatis mutandis.

1.03         Determinations. Any determination required to be made by the Board of Directors for purposes of applying the definitions contained in this Article I shall be made by the Board of Directors in its good faith judgment, which determination shall be conclusive and binding on the Rights Agent and the holders of the Rights.

ARTICLE II
THE RIGHTS

2.01         Legend on Common Share Certificates. Certificates for the Common Shares issued after the Record Date, but prior to the Close of Business on the Separation Date, shall evidence one Right for each Common Share represented thereby and shall have impressed on, printed on, written on, or otherwise affixed to them, the following legend:

Until the Separation Date (as defined in the Rights Agreement referred to below), this certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Revised Rights Agreement, dated as of April 24, 2015 (the “Rights Agreement”), between FX Energy, Inc. (the “Company”), and Fidelity Transfer Company (the “Rights Agent”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the Company’s principal executive office. Under certain circumstances, as set forth in the Rights Agreement, such Rights may be redeemed by the Company, may expire, may become void (in certain cases, if they are Beneficially Owned by an Acquiring Person, as such terms are defined in the Rights Agreement, or a transferee thereof), or may be evidenced by separate certificates and may no longer be evidenced by this certificate. The Company will mail or arrange for the mailing of a copy of the Rights Agreement to the holder of this certificate without charge within five Business Days after the receipt of a written request therefor.

Certificates representing Common Shares of the Company that are issued and outstanding at the Record Date shall evidence one Right for each Common Share evidenced thereby notwithstanding the absence of the foregoing legend.

2.02         Persons Deemed Owners. The Company, the Rights Agent, and any agent of the Company or the Rights Agent may deem and treat the Person in whose name such Rights Certificate (or, prior to the Separation Date, the associated Common Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever. As used in this Agreement, unless the context otherwise requires, the term “holder” of any Rights shall mean the registered holder of such Rights (or, prior to the Separation Date, the associated Common Shares).

2.03         Date on Which Exercise Is Effective. Each Series A Preferred Share represented thereby and the certificate shall be dated the date upon which the Rights Certificate evidencing such Rights was duly surrendered for exercise and payment of the Exercise Price for the Rights (and any applicable transfer taxes and other governmental charges payable by the exercising holder hereunder) was made; provided, however, that if the date of surrender and payment is a date upon which the Company’s Series A Preferred Share transfer books are closed, such Person shall be deemed to have become the record holder of the Series A Preferred Shares on, and the certificate shall be dated, the next succeeding Business Day on which the Company’s Series A Preferred Share transfer books are open.

2.04         Execution, Authentication, Delivery, and Dating of Rights Certificates.

(a)           The Rights Certificates shall be executed on the Company’s behalf by its chairman, president, or one of its executive vice presidents and attested by its secretary or one of its assistant secretaries. The signature of any of these officers on the Rights Certificate may be manual or facsimile. Rights Certificates bearing the manual or facsimile signatures of individuals who were at that time proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold office prior to the countersignature and delivery of the Rights Certificates.

(b)          Promptly after the Company learns of the Separation Date, the Company will notify the Rights Agent of the Separation Date and will deliver Rights Certificates executed by the Company to the Rights Agent for countersignature. The Rights Agent shall then countersign (manually or by facsimile signature in a manner satisfactory to the Company) and deliver such Rights Certificates to the holders of the Rights pursuant to subsection 3.01(c) hereof. No Rights Certificate shall be valid for any purpose until countersigned by the Rights Agent.

(c)           Each Rights Certificate shall be dated the date of countersignature thereof.

2.05         Registration; Registration of Transfer and Exchange.

(a)           The Company will cause to be kept a register (the “Rights Register”) in which, subject to any reasonable regulations as it may prescribe, the Company will provide for the registration and transfer of the Rights. The Rights Agent is hereby appointed “Rights Registrar” for the purpose of maintaining the Rights Register for the Company and registering the Rights and transfers of the Rights as herein provided. In the event that the Rights Agent shall cease to be the Rights Registrar, the Rights Agent will have the right to examine the Rights Register at all reasonable times.

(b)           After the Separation Date and prior to the Expiration Date, upon surrender for registration of transfer or exchange of any Rights Certificate, and subject to the provisions of subsection 2.05(d) below, the Company will execute, and the Rights Agent will countersign and deliver, in the name of the holder or the designated transferee or transferees as required pursuant to the holder’s instructions, one or more new Rights Certificates evidencing the same aggregate number of Rights as did the Rights Certificates so surrendered.

(c)           All Rights issued upon any registration of transfer or exchange of Rights Certificates shall be the valid obligations of the Company, and such Rights shall be entitled to the same benefits under this Agreement as the Rights surrendered upon such registration of transfer or exchange.

(d)           Every Rights Certificate surrendered for registration of transfer or exchange shall be duly endorsed or be accompanied by a written instrument of transfer in form satisfactory to the Company or the Rights Agent, as the case may be, duly executed by the holder thereof or that holder’s attorney duly authorized in writing. As a condition to the issuance of any new Rights Certificate under this section 2.05, the Company may require the payment of a sum sufficient to cover any related tax or other governmental charge that may be imposed.

2.06         Mutilated, Destroyed, Lost, and Stolen Rights Certificates.

(a)           If any mutilated Rights Certificates is surrendered to the Rights Agent prior to the Expiration Date, the Company shall execute, and the Rights Agent shall countersign and deliver, in exchange therefor a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so surrendered.

(b)           If there shall be delivered to the Company and the Rights Agent prior to the Expiration Date: (i) evidence to their satisfaction of the destruction, loss, or theft of any Rights Certificate; and (ii) such security or indemnity as may be required by them to save each of them and any of their agents harmless, then, in the absence of notice to the Company or the Rights Agent that such Rights Certificate has been acquired by a bona fide purchaser, the Company shall execute, and upon its request the Rights Agent shall countersign and deliver, in lieu of any such destroyed, lost, or stolen Rights Certificate, a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so destroyed, lost, or stolen.

(c)           As a condition to the issuance of any new Rights Certificate under this section 2.06, the Company may require the payment of a sum sufficient to cover any related tax or other governmental charge that may be imposed and any other expenses (including the fees and expenses of the Rights Agent) connected therewith.

(d)           Every new Rights Certificate issued pursuant to this section 2.06 in lieu of any destroyed, lost, or stolen Rights Certificate shall evidence an original, additional contractual obligation of the Company, whether or not the destroyed, lost, or stolen Rights Certificate shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Rights duly issued hereunder.

2.07         Delivery and Cancellation of Certificates. All Rights Certificates surrendered upon exercise or for redemption, registration of transfer, or exchange shall, if surrendered to any Person other than the Rights Agent, be delivered to the Rights Agent and, in any case, shall be promptly canceled by the Rights Agent. The Company may, at any time, deliver to the Rights Agent for cancellation any Rights Certificates previously countersigned and delivered hereunder that the Company may have acquired in any manner whatsoever, and all Rights Certificates so delivered shall be promptly canceled by the Rights Agent. No Rights Certificate shall be countersigned in lieu of or in exchange for any Rights Certificates canceled as provided in this section 2.07, except as expressly permitted by this Agreement. The Rights Agent shall destroy all canceled Rights Certificates and deliver a certificate of destruction to the Company.

2.08         Agreement of Rights Holders. Every holder of Rights, by accepting the same, consents and agrees with the Company, the Rights Agent, and every other holder of Rights that:

(a)           the holder of Rights shall be bound by and subject to the provisions of this Agreement, as amended from time to time in accordance with the terms hereof, in respect of the Rights held;

(b)           prior to the Separation Date, each Right will be transferable only together with, and will be transferred by a transfer of, the associated Common Share;

(c)           after the Separation Date, the Rights Certificates will be transferable only on the Rights Register as provided herein;

(d)           prior to due presentment of a Rights Certificate (or, prior to the Separation Date, the associated Common Share certificate) for registration of transfer, the Company, the Rights Agent, and any agent of the Company or the Rights Agent may deem and treat the Person in whose name the Rights Certificate (or, prior to the Separation Date, the associated Common Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on such Rights Certificate or the associated Common Share certificate made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary;

(e)           the holder of Rights has waived its right to receive fractional Rights or any fractional shares upon exercise of a Right (except as herein provided);

(f)            without the approval of any holder of Rights and upon the sole authority of the Board of Directors acting in good faith, this Agreement may be supplemented or amended from time to time pursuant to and as provided herein; and

(g)           notwithstanding anything in this Agreement to the contrary, neither the Company nor the Rights Agent shall have any liability to any holder of a Right or any other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree, or ruling issued by a court of competent jurisdiction or by a governmental, regulatory, or administrative agency or commission, or any statute, rule, regulation, or executive order promulgated or enacted by a governmental authority, prohibiting or otherwise restraining performance of such obligations.

2.09         Holder of Rights Not Deemed a Stockholder. No holder, as such, of any Right or Rights Certificate shall be entitled to vote, receive dividends, or be deemed for any purpose whatsoever the holder of any Series A Preferred Shares or any other securities that may at any time be issuable on the exercise of the Rights, and nothing contained herein or in any Rights Certificate be construed or deemed to confer upon the holder of any Right or Rights Certificate, as such, any of the rights, titles, benefits, or privileges of a stockholder of the Company or any right: (a) to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof; (b) to give or withhold consent to any corporate action; (c) to receive notice of meetings or other actions affecting stockholders (except as expressly provided herein); or (d) to receive dividends, distributions, or subscription rights, until the Right or Rights evidenced by any Rights Certificate shall have been duly exercised in accordance with the terms and provisions hereof.

ARTICLE III
EXERCISE OF THE RIGHTS

3.01         Initial Exercise Price; Exercise of Rights; Detachment of Rights.

(a)           from and after the Separation Date and prior to the Expiration Date, each Right will entitle the holder thereof to purchase, subject to adjustment from time to time as provided herein, one two-hundredth (1/200) of a Series A Preferred Share at the Exercise Price.

(b)           Until the Separation Date:

(i)            the Rights shall not be exercisable, and no Right may be exercised; and

(ii)           each Right will be evidenced by the certificate for the associated Common Share registered in the name of the holder thereof and will be transferable only together with, and will be transferred by a transfer of, such associated Common Share. Notwithstanding any other provision of this Agreement, any Rights held by the Company or any of its Subsidiaries shall be void.

(c)           After the Separation Date and prior to the Expiration Date:

(i)            the Rights shall be exercisable; and

(ii)           the registration and transfer of the Rights shall be separate from and transferable independent of Common Shares.

(iii)          Promptly following the Separation Date, the Company shall prepare and the Rights Agent will mail to each holder of record of Common Shares as of the Separation Date (other than an Acquiring Person and other than, respecting any Rights Beneficially Owned by such Acquiring Person that are not held of record by such Acquiring Person, the holder of record of such Rights), at such holder’s address as shown by the Company’s records (and the Company hereby agrees to furnish copies of the records to the Rights Agent for this purpose):

(1)            Rights Certificates representing the number of Rights held by the holder at the Separation Date in substantially the form of Exhibit A hereto, appropriately completed and having such marks of identification, designation, legends, summaries, and endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law, rule, regulation, or judicial or administrative order or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange or quotation system on which the Rights may from time to time be listed or traded, or to conform to usage; and

(2)            a disclosure statement describing the Rights;

provided that a nominee shall be sent the materials provided for in this subsection only for all Common Shares held of record by it that are not Beneficially Owned by an Acquiring Person.

(d)           Rights may be exercised on any Business Day after the Separation Date and prior to the Expiration Date by submitting to the Rights Agent the Rights Certificate evidencing such Rights together with:

(i)            an election to exercise such Rights (an “Election to Exercise”), substantially in the form attached to the Rights Certificate, duly completed and executed by the holder or its executors, administrators, personal representatives, or legal attorney duly appointed by an instrument in writing in form and executed in a manner satisfactory to the Rights Agent; and

(ii)           payment in cash or by certified check or money order, payable to the order of the Rights Agent, of a sum equal to the applicable Exercise Price multiplied by the number of Rights being exercised and a sum sufficient to cover any transfer tax or charge that may be payable respecting any transfer involved in the transfer or delivery of the Rights Certificates or the issuance or delivery of certificates for the relevant Series A Preferred Shares in a name other than that of the holder of the Rights being exercised.

(e)           Upon receipt of the Rights Certificate that is accompanied by a completed Election to Exercise that does not indicate that such Right is null and void as provided by subsection 4.02(b) and payment as set forth in subsection 3.01(d), the Rights Agent will thereupon promptly:

(i)            requisition from any transfer agent of the capital stock of the Company certificates representing the number of Series A Preferred Shares to be purchased (the Company hereby irrevocably authorizing its transfer agent to comply with all such requisitions);

(ii)           as provided for in subsection 7.06(b) hereof, at the Company’s election, cause depository receipts to be issued in lieu of fractional Series A Preferred Shares;

(iii)          when appropriate, requisition from the Company the amount of cash to be paid in lieu of issuing fractional Series A Preferred Shares;

(iv)          after receipt of the certificate, depository receipts, and/or cash or other consideration, deliver the same to or to the order of the registered holder of such Rights Certificate, registered in the name or names as may be designated by the holder;

(v)           when appropriate, after receipt, deliver the cash to or to the order of the registered holder of the Rights Certificate, registered (in the case of certificates or depository receipts) in the name or names as may be designated by such holder; and

(vi)          tender to the Company all payments received on exercise of the Rights.

(f)            If the holder of any Rights shall exercise less than all of the Rights evidenced by that holder’s Rights Certificate, a new Rights Certificate evidencing the Rights remaining unexercised will be issued by the Rights Agent to such holder or its duly authorized assigns.

(g)           The Company covenants and agrees that it will:

(i)            cause to be reserved and kept available out of its authorized and unissued shares of preferred stock and common stock, respectively, or out of authorized and issued Series A Preferred Shares and Common Shares, respectively, held in its treasury, such number of Series A Preferred Shares and Common Shares, respectively, as will from time to time be sufficient to permit the exercise in full of all outstanding Rights;

(ii)           take all such action as may be necessary and within its power to ensure that all Series A Preferred Shares delivered upon exercise of Rights shall, at the time of delivery of the certificates representing such Series A Preferred Shares (subject to payment of the Exercise Price), be duly and validly authorized, issued, and delivered as fully paid and nonassessable;

(iii)          not effect any amendment to the designation of rights, privileges, and preferences for the Series A Preferred Shares or any amendment to the articles of incorporation of the Company that would materially and adversely affect the rights, privileges, or powers of the Series A Preferred Shares (regardless of whether there are then any holders of Series A Preferred Shares), without the prior written consent of the holders of two-thirds or more of the then-outstanding Rights that are not Beneficially Owned by any Acquiring Person. (For purposes of the taking of any action by the holders of Rights, the Board of Directors may establish a record date and may call and hold a meeting of such holders or seek their consent to action by the requisite number thereof in writing substantially in accordance with the procedure applicable to action to be taken by the holders of Series A Preferred Shares and in accordance with applicable law);

(iv)          take all action as may be necessary and within its power to comply with any applicable requirements of the Securities Act or the Exchange Act, or the rules and regulations thereunder, and any other applicable law, rule, or regulation, in connection with the issuance and delivery of the Rights Certificates and the issuance of any Series A Preferred Shares upon exercise of the Rights;

(v)           use its best efforts to cause all Series A Preferred Shares issued upon exercise of the Rights to be listed on a national securities exchange upon issuance; and

(vi)          pay, when due and payable, any and all federal and state transfer taxes (for greater certainty, not including any income taxes of the holder or exercising holder or any liability of the Company to withhold tax) and charges that may be payable respecting the original issuance or delivery of the Rights Certificates, provided that the Company shall not be required to pay any transfer tax or charge that may be payable respecting any transfer or delivery of Rights Certificates or the issuance or delivery of certificates for Series A Preferred Shares in a name other than that of the holder of the Rights being transferred or exercised.

3.02         Adjustments to Exercise Price; Number of Rights.

(a)           In the event the Company shall at any time after the Record Date and prior to the Expiration Date:

(i)            declare or pay a dividend on the Common Shares payable in Common Shares (or other capital stock or securities exchangeable for, convertible into, or giving a right to acquire Common Shares or other capital stock) other than pursuant to any optional stock dividend program;

(ii)           subdivide or split the then-outstanding Common Shares into a greater number of Common Shares;

(iii)          combine or consolidate the then-outstanding Common Shares into a smaller number of Common Shares or effect a reverse split of the outstanding Common Shares; or

(iv)          issue any Common Shares (or other capital stock or securities exchangeable for, convertible into, or giving a right to acquire Common Shares or other capital stock) respecting, in lieu of, or in exchange for existing Common Shares in a reclassification or recapitalization;

then, and in each such event, the Exercise Price and the number of Rights outstanding or, if the payment or effective date therefor shall occur after the Separation Date, the Series A Preferred Shares purchasable upon exercise of Rights shall be adjusted in the manner set forth below. If the Exercise Price and number of Rights outstanding are to be adjusted: (x) the Exercise Price in effect after the adjustment will be equal to the Exercise Price in effect immediately prior to the adjustment divided by the number of Common Shares (or other capital stock) (the “Expansion Factor”) that a holder of one Common Share immediately prior to the dividend, subdivision, combination, or issuance would hold thereafter as a result thereof; and (xi) each Right held prior to the adjustment will become that number of Rights equal to the Expansion Factor, and the adjusted number of Rights will be deemed to be distributed among the Common Shares for which the original Rights were associated (if they remain outstanding) and the shares issued for the dividend, subdivision, combination, or issuance, so that each such Common Share (or other capital stock) will have exactly one Right associated with it. If the Series A Preferred Shares purchasable upon exercise of Rights are split, subdivided, or combined, or if any dividend (whether of cash or securities) is declared with respect thereto, the Series A Preferred Shares purchasable upon exercise of each Right after such an event will be automatically adjusted to be that number of the Series A Preferred Shares that a holder of the Series A Preferred Shares purchasable upon exercise of one Right (regardless of whether a Right shall then be exercisable) immediately prior to the split, subdivision, combination, or dividend would hold thereafter as a result thereof. If after the Record Date and prior to the Expiration Date, the Company shall issue any shares of capital stock other than Common Shares in a transaction of a type described in the first sentence of this subsection 3.02(a), shares of such capital stock shall be treated herein as nearly equivalent to Common Shares as may be practicable and appropriate under the circumstances, and the Company and the Rights Agent agree to amend this Agreement in order to effect this treatment, and the Company will not consolidate with, merge with or into, or enter into an arrangement with any other Person unless that Person agrees to be bound by the terms of an amendment effecting this treatment.

(b)           In the event the Company shall, at any time after the Record Date and prior to the Separation Date, issue any Common Shares otherwise than in a transaction referred to in the preceding subsection, each Common Share so issued shall automatically have one new Right associated with it, which Right shall be evidenced by the certificate representing the share.

(c)           In the event the Company shall, at any time after the Record Date and prior to the Separation Date, fix a record date for the making of a distribution to all holders of Common Shares or rights or warrants entitling them to subscribe for or purchase Common Shares (or securities convertible into, exchangeable for, or carrying a right to purchase or subscribe for Common Shares) at a price per Common Share (or, if a security convertible into, exchangeable for, or carrying a right to purchase or subscribe for Common Shares), having a conversion, exchange, or Exercise Price (including the price required to be paid to purchase the convertible or exchangeable security or right per share) less than the Market Price per Common Share on such record date, the Exercise Price shall be adjusted. The Exercise Price in effect after such record date will equal the Exercise Price in effect immediately prior to that record date multiplied by a fraction, of which the numerator shall be the number of Common Shares outstanding on the record date plus the number of Common Shares to be offered that the aggregate offering price (or the aggregate initial conversion, exchange, or Exercise Price of the convertible or exchangeable securities or rights to be offered, including the price required to be paid to purchase the convertible or exchangeable securities or rights) would purchase, and of which the denominator shall be the number of Common Shares outstanding on the record date plus the number of additional Common Shares to be offered for subscription or purchase (or into which the convertible or exchangeable securities or rights to be offered are initially convertible, exchangeable, or exercisable). When part or all of a subscription price may be paid in a consideration other than cash, the value of that consideration shall be as determined in good faith by the Board of Directors. For purposes of this Agreement, the granting of the right to purchase Common Shares (whether from treasury shares or otherwise) pursuant to: (i) any dividend or interest reinvestment plan; (ii) any Common Share purchase plan providing for the reinvestment of dividends or interest payable on securities of the Company; (iii) the investment of periodic optional payments; and (iv) employee benefit or similar plans (so long as the right to purchase is in no case evidenced by the delivery of rights or warrants) shall not be deemed to constitute an issue of rights or warrants by the Company; provided, however, that, in the case of any dividend or interest reinvestment plan, the right to purchase Common Shares is at a price per share of not less than 90% of the current Market Price per share (determined as provided in the plans) of the Common Shares.

(d)           In the event the Company shall at any time after the Record Date and prior to the Separation Date fix a record date for the making of a distribution to all holders of Common Shares of evidences of indebtedness or assets (other than a regular periodic cash dividend or a dividend paid in Common Shares) or rights or warrants (excluding those referred to in subsection 3.02(c)), the Exercise Price shall be adjusted. The Exercise Price in effect after the record date will equal the Exercise Price in effect immediately prior to the record date less the fair market value (as determined in good faith by the Board of Directors) of the portion of the assets, evidences of indebtedness, rights, or warrants so to be distributed applicable to the securities purchasable upon exercise of one Right.

(e)           Each adjustment made pursuant to this section 3.02 shall be made as of:

(i)            the record date for the applicable dividend or distribution, in the case of an adjustment made pursuant to subsection (c) or (d) above; and

(ii)           the payment or effective date for the applicable dividend, subdivision, change, combination, or issuance in the case of an adjustment made pursuant to subsection (a) above.

(f)            In the event the Company shall at any time after the Record Date and prior to the Separation Date issue any shares of capital stock (other than Common Shares), rights or warrants to subscribe for or purchase any capital stock, or securities convertible into or exchangeable for any capital stock, in a transaction referred to in clause (a)(i) or (a)(iv) above, if the Board of Directors acting in good faith determines that the adjustments contemplated by clauses (a), (c) and (d) above in connection with the transaction will not appropriately protect the interests of the holders of Rights, the Company may determine what other adjustments to the Exercise Price, number of Rights, and/or Series A Preferred Shares purchasable upon exercise of the Rights would be appropriate and, notwithstanding clauses (a), (c) and (d) above, such adjustments, rather than the adjustments contemplated by clauses (a), (c) and (d) above, shall be made. The Company and the Rights Agent shall amend this Agreement as appropriate to provide for these adjustments.

(g)           Each adjustment to the Exercise Price made pursuant to this section 3.02 shall be calculated to the nearest cent. Whenever an adjustment to the Exercise Price is made pursuant to this section 3.02, the Company shall:

(i)            promptly prepare a certificate setting forth the adjustment and a brief statement of the facts accounting for the adjustment;

(ii)           promptly file a copy of such certificate with the Rights Agent and with each transfer agent for the Common Shares; and

(iii)          mail a brief summary thereof to each holder of Rights.

(h)           Irrespective of any adjustment or change in the securities purchasable upon exercise of the Rights, the Rights Certificates issued may continue to express the securities purchasable that were expressed in the initial Rights Certificates issued hereunder.

ARTICLE IV
ADJUSTMENTS TO THE RIGHTS IN THE EVENT
OF CERTAIN TRANSACTIONS

4.01         Flip-Over Transaction or Event.

(a)           Subject to section 4.03 hereof, in the event that prior to the Expiration Date the Company enters into, consummates, or permits to occur any Flip-Over Transaction or Event, the Company shall take such action as shall be necessary to ensure, and shall not enter into, consummate, or permit to occur the Flip-Over Transaction or Event until it shall have entered into a supplemental agreement with the principal Person engaging in the Flip-Over Transaction or Event (the “Flip-Over Entity,” as such term is more specifically defined in subsection 1.01(o) hereof) for the benefit of the holders of the Rights providing, that upon consummation of the Flip-Over Transaction or Event:

(i)            each Right shall thereafter constitute the right to purchase from the Flip-Over Entity, upon exercise thereof in accordance with the terms hereof, that number of Common Shares of such Flip-Over Entity having an aggregate Market Price on the date of consummation or occurrence of the Flip-Over Transaction or Event equal to twice the Exercise Price for an amount equal to the Exercise Price (such Right to be appropriately adjusted in a manner analogous to the applicable adjustments for events described in section 3.02 occurring respecting such Common Shares);

(ii)           the Flip-Over Entity shall thereafter be liable for, and shall assume by virtue of the Flip-Over Transaction or Event and supplemental agreement, all of the Company’s obligations and duties pursuant to this Agreement;

(iii)          the term “Company” for all purposes of this Agreement shall thereafter be deemed to refer to such Flip-Over Entity;

(iv)          the Flip-Over Entity shall take steps (including the reservation of a sufficient number of its Common Shares in the same manner applicable to the reservation of Series A Preferred Shares provided by subsection 3.01(g)(i) hereof) in connection with the consummation of the Flip-Over Transaction or Event as may be necessary to assure that the provisions hereof shall thereafter be met;

(v)           the Flip-Over Entity shall confirm that all rights of first refusal or preemptive rights for the issuance of Common Shares of the Flip-Over Entity upon exercise of outstanding Rights have been waived and that such transaction shall not result in a default by the Flip-Over Entity under this Agreement; and

(vi)          as soon as practicable after the date of such Flip-Over Transaction or Event, the Flip-Over Entity will:

(1)            prepare and file, as required by law, a registration statement on an appropriate form under the Securities Act respecting the Rights and the securities purchasable upon exercise of the Rights; use its best efforts to cause such registration statement to become effective as soon as practicable after its filing; and use its best efforts to cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the date of expiration of the Rights, and similarly comply with applicable state securities laws;

(2)            use its best efforts to list (or continue the listing of) the Rights and the securities purchasable upon exercise of the Rights on a national securities exchange or to meet the eligibility requirements for quotation on the Nasdaq Stock Market; and

(3)            deliver to holders of the Rights historical financial statements for the Flip-Over Entity that comply in all respects with the requirements for registration on Form 10 (or any successor form) under the Exchange Act.

4.02         Flip-In Event.

(a)           Subject to section 4.03 and Article VI, in the event that prior to the Expiration Date a Flip-In Event shall occur, each Right shall constitute, effective on and after the Stock Acquisition Date, the right to purchase from the Company, upon payment of the relevant Exercise Price and otherwise exercising the Right in accordance with the terms hereof, that number of Common Shares of the Company having an aggregate Market Price on the date of consummation or occurrence of the Flip-In Event equal to twice the relevant Exercise Price for an amount in cash equal to one-half the Exercise Price (such right to be appropriately adjusted in a manner analogous to the applicable adjustments provided for in section 3.02 in the event that after the date of consummation or occurrence an event of a type analogous to any of the events described in section 3.02 shall have occurred respecting the Common Shares).

(b)           Notwithstanding anything in this Agreement to the contrary, upon the occurrence of any Flip-In Event, any Rights that are Beneficially Owned by:

(i)            an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of an Acquiring Person); or

(ii)           a transferee or other successor in title directly or indirectly of Rights held by an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of an Acquiring Person) that becomes a transferee concurrently with or subsequent to the Acquiring Person becoming an Acquiring Person (a “Transferee”);

shall become null and void without any further action, and any holder of such Rights (including any Transferee) shall not have any right whatsoever to exercise such Rights under any provision of this Agreement and shall not have thereafter any other rights whatsoever respecting such Rights, whether under any provision of this Agreement or otherwise.

(c)           Any Rights Certificate that represents Rights Beneficially Owned by a Person described in either clauses (i) or (ii) of subsection 4.02(b) or transferred to any nominee of any such Person, and any Rights Certificate issued upon transfer, exchange, replacement, or adjustment of any other Rights Certificate referred to in this sentence, shall contain the following legend:

The Rights represented by this Rights Certificate were issued to a person who was an Acquiring Person or an Affiliate or an Associate of an Acquiring Person (as such terms are defined in the Rights Agreement). This Rights Certificate and the Rights represented hereby shall become void in the circumstances specified in subsection 4.02(b) of the Rights Agreement.

Provided that, the Rights Agent shall not be under any responsibility to ascertain the existence of facts that would require the imposition of this legend but shall be required to impose this legend only if instructed in writing to do so by the Company, or if a holder fails to certify upon transfer or exchange in the space provided on the Rights Certificate that such holder is not an Acquiring Person or an Affiliate or Associate thereof; provided further, however, that the absence of this legend on any Rights Certificate shall not be deemed dispositive of whether the holder thereof is an Acquiring Person.

4.03         Obligations of the Company.

(a)           The Company shall not enter into or engage in any transaction of the kind referred to in this Article IV if at the time of the transaction there are any rights, warrants, or securities outstanding or any other arrangements, agreements, or instruments that would eliminate or otherwise diminish in any respect the benefits intended to be afforded by this Agreement to the holders of Rights upon consummation of such transaction. The provisions of this Article IV shall apply to successive mergers, consolidations, sales, or other transfers.

(b)           In the event that there shall not be sufficient Common Shares authorized to permit the exercise in full of the Rights in accordance with subsection 4.02(a), holders of Rights will receive upon exercise Common Shares of the Company to the extent available and then cash, property, or other securities of the Company (which may be accompanied by a reduction in the Exercise Price), in proportions determined by the Company, so that the aggregate value received is equal to the Exercise Price.

ARTICLE V
THE RIGHTS AGENT

5.01         General.

(a)           The Company hereby appoints the Rights Agent to act as agent for the Company and the holders of Rights in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts this appointment. The Company may from time to time appoint a Co-Rights Agents as it may deem necessary or desirable. In the event the Company appoints a Co-Rights Agents, the respective duties of the Rights Agents and Co-Rights Agents shall be as the Company may determine. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time on demand of the Rights Agent, its reasonable expenses, counsel fees, and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense incurred without negligence, bad faith, or willful misconduct on the part of the Rights Agent for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim or liability. This right to indemnification will survive the termination of this Agreement.

(b)           The Rights Agent shall be protected and shall incur no liability for any action taken, suffered, or omitted by it in connection with its administration of this Agreement in reliance upon any certificate for Common Shares, Rights Certificate, certificate for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed, and when necessary, verified or acknowledged by the proper Person or Persons.

5.02         Merger, Consolidation, or Change of Name of Rights Agent.

(a)           Any corporation into which the Rights Agent or any successor Rights Agent may be merged or amalgamated or with which it may be consolidated; any corporation resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent is a party; or any corporation succeeding to the stockholder services business of the Rights Agent or any successor Rights Agent, will be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that, such corporation is eligible for appointment as a successor Rights Agent under the provisions of section 5.04 hereof. If, at the time a successor Rights Agent succeeds to the agency created by this Agreement, any of the Rights Certificates have been countersigned but not delivered, the successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver the Rights Certificates so countersigned; and if, at that time, any of the Rights Certificates have not been countersigned, the successor Rights Agent may countersign the Rights Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases, the Rights Certificates will have full force and effect as provided in the Rights Certificates and this Agreement.

(b)           If, at any time, the name of the Rights Agent is changed and at that time any of the Rights Certificate shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificate so countersigned; and if at that time any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign the Rights Certificates either in its prior name or in its changed name; and in all such cases, the Rights Certificates shall have the full force and effect provided in the Rights Certificates and this Agreement.

5.03         Duties of Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, and the Company and the holders of Rights certificates, by their acceptance thereof, also shall be bound:

(a)           The Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel will be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with that opinion.

(b)           Whenever in the performance of its duties under this Agreement the Rights Agent deems it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by a Person believed by the Rights Agent to be the Company’s chairman, president, executive vice president or vice president, treasurer or assistant treasurer, or secretary or assistant secretary and delivered to the Rights Agent; and this certificate will be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(c)           The Rights Agent will be liable hereunder only for its own negligence, bad faith, or willful misconduct.

(d)          The Rights Agent will not be liable for, or by reason of, any of the statements of fact or recitals contained in this Agreement or in the certificates for Common Shares or the Rights Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and will be deemed to have been made by only the Company.

(e)           The Rights Agent will not: (i) be under any responsibility for the validity of this Agreement or the execution and delivery hereof (except the due authorization, execution, and delivery hereof by the Rights Agent) or for the validity or execution of any Common Share certificate, Series A Preferred Share certificate, or Rights Certificate (except its countersignature thereof); (ii) be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Rights Certificate; (iii) be responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to subsection 4.02(b) hereof or any adjustment required under the provisions of section 3.02 hereof) or responsible for the manner, method, or amount of any adjustment or the ascertaining of the existence of facts that would require any adjustments (except respecting the exercise of Rights after receipt of the certificate contemplated by section 3.02 describing any such adjustment); and (iv) by any act hereunder, be deemed to make any representation or warranty as to the authorization of any Series A Preferred Shares or Common Shares to be issued pursuant to this Agreement or any Rights or as to whether any Series A Preferred Shares or Common Shares will, when issued, be duly and validly authorized, executed, issued, and delivered and fully paid and nonassessable.

(f)            The Company agrees that it will perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all further and other acts, instruments, and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

(g)           The Rights Agent is hereby authorized and directed to accept instructions respecting the performance of its duties hereunder from any Person believed by the Rights Agent to be the Company’s chairman, president, executive vice president or vice president, secretary or assistant secretary, or treasurer or assistant treasurer and to apply to such Persons for advice or instructions in connection with its duties, and the Rights Agent shall not be liable for any action taken or suffered by it in good faith in accordance with instructions of any such Person.

(h)           The Rights Agent and any stockholder, director, officer, or employee of the Rights Agent may: (i) buy, sell, or deal in Series A Preferred Shares, Common Shares, Rights, or other securities of the Company; (ii) become pecuniarily interested in any transaction in which the Company may be interested; (iii) contract with or lend money to the Company; or (iv) otherwise act as fully and freely as though it were not Rights Agent under this Agreement, subject to the terms, covenants, conditions, and restrictions of this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity.

(i)            The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent will not be answerable or accountable for any act, default, neglect, or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect, or misconduct provided reasonable care was exercised in the selection and continued employment thereof.

5.04         Change of Rights Agent. The Rights Agent may resign and be discharged from its duties under this Agreement upon 90 days’ notice (or such lesser notice as is acceptable to the Company), in writing, mailed to the Company and to each transfer agent of Common Shares by registered or certified mail, and to the holders of the Rights in accordance with section 7.09. The Company may remove the Rights Agent upon 30 days’ notice, in writing, mailed to the Rights Agent and to each transfer agent of the Common Shares by registered or certified mail and to the holders of the Rights in accordance with section 7.09. If the Rights Agent should resign, be removed, or otherwise become incapable of acting, the Company will appoint a successor to the Rights Agent. If the Company fails to make an appointment within a period of 30 days after such removal or after it has been notified in writing of the resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of any Rights (which holder shall, with such notice, submit its Rights Certificate for inspection by the Company), then the holder of any Rights may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by a court, shall be a corporation incorporated under the laws of any state of the United States that is authorized in the state of Utah to carry on the business of a transfer agent registered in accordance with the requirements of Section 17A of the Exchange Act and, if the duties hereunder are deemed to so require, a trust company. After appointment, the successor Rights Agent will be vested with the same powers, rights, duties, and responsibilities as if it had been originally named as Rights Agent without further act or deed, but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder and execute and deliver any further assurance, conveyance, act, or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company will file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares and mail a notice thereof in writing to the holders of the Rights. Failure to give any notice provided for in this section 5.04 however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

ARTICLE VI
REDEMPTION AND WAIVER

6.01         Redemption. Subject to the prior consent of the holders of Voting Shares of the Company obtained in accordance with section 7.03, the Board of Directors may, at its option, at any time prior to the occurrence of a Flip-In Event as to which the application of section 4.02 has not been waived pursuant to this Article VI, elect to redeem all but not less than all of the then-outstanding Rights at a Redemption Price appropriately adjusted in a manner analogous to the applicable adjustment provided for in section 3.02 in the event that an event of the type analogous to any of the events described in section 3.02 shall have occurred.

6.02         Deemed Election to Redeem. If before the occurrence of a Flip-In Event a Person acquires, pursuant to a Permitted Bid or a Competing Permitted Bid, outstanding Voting Shares of the Company other than Voting Shares of the Company Beneficially Owned by such Person at the date of the Permitted Bid or the Competing Permitted Bid, the Board of Directors shall, immediately upon such acquisition and without further formality, be deemed to have elected to redeem the Rights at the Redemption Price.

6.03         Withdrawal of Takeover Bid. When a Takeover Bid that is not a Permitted Bid or a Competing Permitted Bid is withdrawn or otherwise terminated after the Separation Date has occurred and prior to the occurrence of a Flip-In Event, the Board of Directors may elect to redeem all the outstanding Rights at the Redemption Price. Upon the Rights being redeemed pursuant to this subsection 6.03, all the provisions of this Agreement shall continue to apply as if the Separation Date had not occurred and Rights Certificates representing the number of Rights held by each holder of record of Voting Shares of the Company as of the Separation Date had not been mailed to each such holder, and for all purposes of this Agreement, the Separation Date shall be deemed not to have occurred.

6.04         Notice of Redemption. Within 10 Business Days after the Board of Directors electing, or being deemed to have elected, to redeem the Rights or, if section 6.01 is applicable, within 10 Business Days after the holders of Voting Shares of the Company or the holders of Rights have approved a redemption of Rights in accordance with Article VI, the Company shall give notice of the redemption to the holders of the then-outstanding Rights by mailing the notice to each holder at its last-known address as it appears on the Rights Register or, prior to the Separation Date, on the register of shares maintained by the Company’s transfer agent. Each notice of redemption shall state the method by which the payment of the Redemption Price shall be made. The Company may not redeem, acquire, or purchase for any value any Rights at any date in any manner other than that specifically set forth in this Article VI or in connection with the purchase of Voting Shares of the Company prior to the Separation Date.

6.05         Rights Termination. If the Board of Directors elects or is deemed to have elected to redeem the Rights and, in circumstances when section 6.01 is applicable, the redemption is approved by the holders of Voting Shares of the Company or the holders of Rights in accordance with section 7.04: (a) the right to exercise the Rights will thereupon, without further action and without notice, terminate and the only right thereafter of the holder of a Right shall be to receive the Redemption Price; and (b) no further Rights shall thereafter be issued.

6.06         Waiver.

(a)           The Board of Directors may, respecting any Flip-In Event, waive the application of section 4.02 to that Flip-In Event provided that both of the following conditions are satisfied: (i) the Board of Directors has determined that the Acquiring Person became an Acquiring Person by inadvertence and without any intent or knowledge that it would become an Acquiring Person; and (ii) the Acquiring Person has reduced its Beneficial Ownership of Voting Shares of the Company such that at the time of waiver pursuant to this subsection 6.06(a), he is no longer an Acquiring Person.

(b)           The Board of Directors may, until a Flip-In Event shall have occurred, upon written notice delivered to the Rights Agent, determine to waive the application of section 4.02 to a Flip-In Event but only if such Flip-In Event occurs by reason of a Takeover Bid made by way of a Takeover Bid circular to all holders of record of Voting Shares of the Company that are subject to the Takeover Bid (which, for greater certainty, does not include the circumstances described in subsection 6.06(a)); provided, however, that if the Board of Directors waives the application of section 4.02 to a particular Flip-In Event pursuant to this subsection 6.06(b), the Board of Directors shall be deemed to have waived the application of section 4.02 to any other Flip-In Event occurring by reason of any Takeover Bid that is made by means of a Takeover Bid circular to all holders of record of the class or classes of Voting Shares of the Company that are subject to the Takeover Bid prior to the expiry of any Takeover Bid for which a waiver is, or is deemed to have been, granted under this subsection 6.06(b).

(c)           The Board of Directors may, with the prior consent of the holders of Voting Shares of the Company given in accordance with section 7.04, determine, at any time prior to the occurrence of a Flip-In Event as to which the application of section 4.02 has not been waived pursuant to this Article VI, if such Flip-In Event would occur by reason of an acquisition of Voting Shares of the Company otherwise than pursuant to a Takeover Bid made by means of a Takeover Bid circular to all holders of record of Voting Shares of the Company and otherwise than in the circumstances set forth in subsection 6.06(a), to waive the application of section 4.02 to such Flip-In Event. In the event that the Board of Directors proposes such a waiver, the Board of Directors shall extend the Separation Date to a date subsequent to and not more than 10 Business Days following the meeting of stockholders called to approve such waiver.

(d)           The Company shall give prompt written notice to the Rights Agent of any waiver of the application of section 4.02 made by the Board of Directors under this Article VI.

ARTICLE VII
MISCELLANEOUS

7.01         Expiration. No Person shall have any right pursuant to this Agreement for any Right after the Expiration Date, except the Rights Agent as specified in subsection 5.01(a) of this Agreement.

7.02         Stockholder Review. The Board of Directors may, but shall not be required to, submit a resolution to the holders of Voting Shares of the Company for their consideration and, if thought advisable, approval, ratifying the continued existence of the Rights. If the Board of Directors elects to so submit such a resolution to the holders of the Voting Shares of the Company, unless a majority of the votes cast by Independent Stockholders that vote respecting such resolution are voted in favor of the continued existence of this Agreement, the Board of Directors shall, immediately upon the confirmation by the chairman of the stockholders’ meeting of the result of the vote on such resolution and without further formality, be deemed to have elected to redeem the Rights at the Redemption Price.

7.03         Issuance of New Rights Certificate. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the number, kind, or class of shares purchasable upon exercise of the Rights made in accordance with the provisions of this Agreement.

7.04         Supplements and Amendments.

(a)           The Company may make, without the approval of the holders of Rights or Voting Shares of the Company, any amendments to this Agreement to correct any clerical or typographical error or required to maintain the validity and effectiveness of the Agreement as a result of any change in any applicable laws, rules, or regulatory requirements. The Company may supplement, amend, vary, rescind, or delete any of the provisions of this Agreement without the approval of any holders of Rights or Voting Shares of the Company (whether or not such action would materially adversely affect the interest of the holders of Rights generally) when the Board of Directors acting in good faith deems that action necessary or desirable. Notwithstanding anything in this section 7.04 to the contrary, no amendment shall be made to the provisions of Article V, except with the written concurrence of the Rights Agent to such a supplement or an amendment.

(b)           Subject to subsection 7.04(a), the Company may, with the prior consent of the holders of Voting Shares of the Company obtained as set forth below, at any time before the Separation Date, amend, vary, or rescind any of the provisions of this Agreement and the Rights (whether or not that action would materially adversely affect the interests of the holders of Rights generally). Consent shall be deemed to have been given if provided by the holders of Voting Shares of the Company at a special meeting called and held in compliance with applicable laws, rules, and regulatory requirements and the requirements in the Company’s articles of incorporation and bylaws. Subject to compliance with any requirements imposed by the foregoing, consent shall be given if the proposed amendment, variation, or rescission is approved by the affirmative vote of a majority of the votes cast by Independent Stockholders represented in person or by proxy at the special meeting.

(c)           The Company may, with the prior consent of the holders of Rights obtained as set forth below, at any time after the Separation Date and before the Expiration Date, amend, vary, or rescind any of the provisions of this Agreement and the Rights (whether or not that action would materially adversely affect the interests of the holders of Rights generally). Consent shall be deemed to have been given if provided by the holders of Rights at a special meeting of holders of Rights called and held in compliance with applicable laws and regulatory requirements and, to the extent possible, with the requirements in the Company’s articles of incorporation and bylaws applicable to meetings of holders of Voting Shares of the Company, applied mutatis mutandis. Subject to compliance with any requirements imposed by the foregoing, consent shall be given if the proposed amendment, variation, or rescission is approved by the affirmative vote of a majority of the votes cast by holders of Rights (other than holders of Rights whose Rights have become null and void pursuant to subsection 4.02(b)), represented in person or by proxy at the special meeting.

(d)           Any amendments made by the Company to this Agreement pursuant to subsection 7.04(a) that are required to maintain the validity and effectiveness of this Agreement as a result of any change in any applicable laws, rules, or regulatory requirements shall:

(i)            if made before the Separation Date, be submitted to the holders of Voting Shares of the Company at the next meeting of stockholders, and the stockholders may, by the majority referred to in subsection 7.04(b) confirm or reject such amendment; and

(ii)           if made after the Separation Date, be submitted to the holders of Rights at a meeting to be called for on a date not later than immediately following the next meeting of stockholders of the Company and the holders of Rights may, by resolution passed by the majority referred to in subsection 7.04(c), confirm or reject such amendment.

Any such amendment shall be effective from the date of the resolution of the Board of Directors adopting the amendment, until it is confirmed or rejected or until it ceases to be effective (as described in the next sentence) and, when the amendment is confirmed, it continues in effect in the form so confirmed. If the amendment is or is not submitted to the Company’s stockholders or holders of Rights as required, then such amendment shall cease to be effective from and after the termination of the meeting at which it was rejected or at which it should have been but was not submitted or from and after the date of the meeting of holders of Rights that should have been but was not held, and no subsequent resolution of the Board of Directors to amend this Agreement to substantially the same effect shall be effective until confirmed by the stockholders of the Company or holders of Rights, as the case may be.

(e)           The Company shall be required to provide the Rights Agent with notice in writing of any amendment, rescission, or variation to this Agreement as referred to in this section 7.04 within five Business Days of effecting such amendment, rescission, or variation.

7.05         Fractional Rights.

(a)           The Company shall not be required to issue fractions of Rights or Right Certificates evidencing fractional Rights.

(b)           In lieu of fractional Rights, the registered holders of the Rights Certificates for which fractional Rights would otherwise be issuable shall be paid in cash an amount equal to the same fraction of the current Market Price of a whole Right. For the purposes of this section 7.05, the current Market Price of a whole Right shall be the closing price of the Rights for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable. The closing price of the Rights for any day shall be determined in the same manner set forth in subsection 1.01(r).

7.06         Fractional Shares.

(a)           The Company shall not be required to issue fractions of Series A Preferred Shares (other than fractions that are integral multiples of one two-hundredth of a share) or fractions of a Common Share upon exercise of the Rights or to distribute certificates that evidence fractional Series A Preferred Shares (other than fractions that are integral multiples of one two-hundredth of a share) or fractional Common Shares. Nothing contained herein, however, shall be deemed to prevent any holder of Rights from aggregating the number of Rights exercised in any single transaction in such a manner that the aggregate number of Rights exercised in a single transaction may be convertible into an integral number of shares (or, in the case of Series A Preferred Shares, an integral multiple of one two-hundredth of a share). A holder of fractional share certificates of Series A Preferred Shares shall have all the rights, privileges, and preferences as he may be entitled to pursuant to the Nevada Revised Statutes.

(b)           In lieu of issuing fractions (other than fractions that are integral multiples of one two-hundredth of a share) of Series A Preferred Shares, the Company may, at its election, issue depository receipts evidencing fractions of Series A Preferred Shares pursuant to an appropriate agreement between the Company and a depository selected by it; provided that, such agreement shall provide that the holders of the depository receipts shall have all of the rights, privileges, and preferences to which they would be entitled as owners of Series A Preferred Shares pursuant to the Nevada Revised Statutes. If the Company does not issue fractional Series A Preferred Shares or depository receipts for fractional Series A Preferred Shares that are not integral multiples of one two-hundredth of a Series A Preferred Share, the Company shall pay an amount in cash equal to the same fraction of the Market Price of a Series A Preferred Share at the time the Right Certificates are exercised, as herein provided, to the holders of record of Right Certificates.

(c)           The holder of a Right by the acceptance of a Right expressly waives its right to receive any fractional Series A Preferred Shares (other than fractions that are integral multiples of one two-hundredth of a Series A Preferred Share) upon exercise of a Right.

7.07         Rights of Action. Subject to the terms of this Agreement, rights of action respecting this Agreement, other than rights of action vested solely in the Rights Agent, are vested in the respective holders of the Rights, and any holder of any Rights, without the consent of the Rights Agent or of the holder of any other Rights, on its own behalf and for its own benefit and the benefit of other holders of Rights, may enforce, and may institute and maintain any suit, action, or proceeding against the Company to enforce, or otherwise act respecting such holder’s right to exercise its Rights in the manner provided in its Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Agreement.

7.08         Notice of Proposed Actions. If the Company shall propose, after the Separation Date and prior to the Expiration Date:

(a)           to effect or permit (in cases when the Company’s permission is required) any Flip-In Event or Flip-Over Transaction or Event; or

(b)           to effect the liquidation, dissolution, or winding up of the Company or the sale of all or substantially all of the Company’s assets;

then, in each such case, the Company shall give to each holder of a Right, in accordance with section 7.09 hereof, a notice of the proposed action, which shall specify the date on which the Flip-In Event or Flip-Over Transaction or Event, liquidation, dissolution, or winding up is to take place, and the notice shall be so given at least 20 Business Days prior to the date of the taking of such proposed action.

7.09         Notices.

(a)           Any notice, demand, request, or other communication permitted or required under this Agreement to be given or made upon the Rights Agent and the Company shall be in writing and shall be deemed to have been given as of the date so delivered, if personally delivered; as of the date so sent, if transmitted by facsimile and receipt is confirmed by the facsimile operator of the recipient; as of the date so sent, if sent by electronic mail and receipt is acknowledged by the recipient; and one day after the date so sent, if delivered by overnight courier service; addressed as follows:

If to the Company, to:                 FX Energy, Inc.
3006 South Highland Drive, Suite 206
Salt Lake City, Utah 84106
Attention: Secretary
Facsimile: 801-486-5575
Email: scottduncan@fxenergy.com

If to the Rights Agent, to:          Fidelity Transfer Company
8915 South 700 East, Suite 102
Sandy, Utah 84070
Facsimile: 801-233-0589
Email: kevin@fidelitytransfer.com

(b)           Any notice, demand, request, or other communication permitted or required under this Agreement to be given or made upon the holder of any Rights shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed to such holder its last-known address as it appears upon the Rights Register or prior to the Separation Date, on the registry books of the transfer agent and registrar of the Company’s capital stock, if different from the Rights Register.

(c)           Any notice in the manner herein provided shall be deemed given, whether or not the holder receives the notice.

(d)           Notwithstanding the foregoing, service of legal process or other similar communications shall not be given by electronic mail and will not be deemed duly given under this Agreement if delivered by such means. Each party, by notice duly given in accordance herewith, may specify a different address for the giving of any notice hereunder.

7.10         Costs of Enforcement. The Company agrees that if the Company or any other Person, the securities of which are purchasable upon exercise of Rights, fails to fulfill any of its obligations pursuant to this Agreement, then the Company or such Person will reimburse the holder of any Rights for the costs and expenses (including legal fees) incurred by such holder in actions to enforce its rights pursuant to any Rights or this Agreement.

7.11         Successors. All covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

7.12         Benefits of this Agreement. Nothing in this Agreement shall be construed to give any Person other than the Company, the Rights Agent, and the holders of the Rights any legal or equitable right, remedy, or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent, and the holders of the Rights.

7.13         Descriptive Headings. Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

7.14         Governing Law. This Agreement and each Right issued hereunder shall be deemed to be a contract made under the internal laws of the state of Nevada and for all purposes shall be governed by and construed in accordance with the internal laws, including the corporate laws, of such state applicable to contracts to be made and performed entirely within such state without giving effect to conflicts of laws principles thereof.

7.15         Approvals. Any obligation of the Company or action or event contemplated by this Agreement shall be subject to the receipt of any requisite approval or consent from any governmental or regulatory authority, and shall be subject to approval by ordinary resolution of the stockholders of the Company.

7.16         Counterparts. This Agreement may be executed in any number of counterparts and each of all counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

7.17         Severability. If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or enforceable, such term or provision shall be ineffective as to that jurisdiction to the extent of the invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of the term or provision to circumstances other than those as to which it is held invalid or unenforceable.

7.18         Effective Date. This Agreement shall be effective as of the year and date first above written.

7.19         Determinations and Actions by the Board of Directors. Subject to any limitations contained in the Company’s articles of incorporation, the Board of Directors shall have the exclusive power and authority to administer and amend this Agreement and to exercise all rights and powers specifically granted to the Board of Directors or the Company or as may be necessary or advisable in the administration of this Agreement, including the right and power to interpret the provisions of this Agreement and make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination to redeem or not to redeem the Rights or to amend the Agreement). All such actions, calculations, interpretations, and determinations (including for purposes of subsection (b) below, all omissions respecting the foregoing) that are done or made by the Board of Directors, in good faith, shall: (a) be final, conclusive, and binding on the Company, the Rights Agent, the holders of the Rights Certificates, and all other parties; and (b) not subject the Board of Directors to any liability to the holders of the Rights Certificates.

7.20         Stockholder Approval. This Revised Agreement and the Agreement shall terminate automatically unless the stockholders approve, at the Company’s 2015 annual stockholder meeting (after any adjournment or recess thereof), both: (a) this Revised Agreement and Agreement; and (b) an amendment to the Company’s articles of incorporation to delete Article XVII establishing a Rights Redemption Committee, all in the manner required by law and the Company’s articles of incorporation and bylaws.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FX ENERGY, INC.

By:	/s/ David N. Pierce
David N. Pierce
President and Chief Executive Officer

FIDELITY TRANSFER COMPANY

By:	/s/ Kevin J. Kopaunik
Kevin J. Kopaunik
President